Exhibit 99.1

Enzon Reports Second Quarter Results and Transitions to Calendar Year; Product Revenues Expected to Exceed $100 Million in 2006

    BRIDGEWATER, N.J.--(BUSINESS WIRE)--Feb. 28, 2006--Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the quarter ended December 31, 2005, the second quarter of Enzon's six-month transition period ended December 31, 2005. As previously reported, Enzon announced a change in its fiscal year-end from June 30 to December 31.
    For the three months ended December 31, 2005, Enzon reported a net loss of $285.6 million or $(6.56) per diluted share, as compared to break even on a diluted per-share basis for the three months ended December 31, 2004. The Company's financial results this quarter were significantly impacted by a $133.1 million non-cash write-down of intangible assets associated with its intravenous antifungal product, ABELCET, a write-off of goodwill of $151.0 million ($138.9 million, net of tax) and a change in the Company's timing of royalty revenue recognition.
    "In 2005, we made great strides to realign the business to enhance our focus and decision-making. The new Enzon is now better positioned to deliver long-term value," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "Our leadership team has been significantly strengthened with new talent. We are executing a comprehensive plan that is aligned with our goal of building a growth-oriented, fully-integrated biopharmaceutical company with a high-quality franchise in therapeutics for cancer and adjacent diseases."
    "Moving forward, our primary focus will be placed on growing and capitalizing on our core strengths, namely our key assets that span research, development, manufacturing, and commercialization," he continued. "We will also be evaluating select licensing opportunities to help build a promising development pipeline."
    During the six months ended December 31, 2005, the Company changed a number of its internal operations, including its operating structure and performance measures, which resulted in a change in its reportable segments. The Company is now managing its business in three segments rather than one. These segments are Products, Royalties, and Contract Manufacturing. Commencing with the quarter ended December 31, 2005, and going forward, the Company will report revenues and certain expenses by segment.
    The Company provided guidance on sales for its Products segment for 2006. This segment is currently comprised of its four marketed products, ONCASPAR, DEPOCYT, ABELCET and ADAGEN. In 2006, combined revenues of these four products are estimated to exceed $100 million versus $94.1 million for the twelve months ended December 31, 2005.

    Financial Results

    For the three months ended December 31, 2005, Enzon reported a net loss of $285.6 million or $(6.56) per diluted share, as compared to break even on a diluted per-share basis for the three months ended December 31, 2004. Downward adjustments of the balance sheet to reflect the current fair value of certain intangible assets and goodwill accounted for $272.0 million or $(6.25) per diluted share, net of tax. These adjustments had no affect on the Company's cash flow.
    As previously reported, and as reflected in this quarter's year-over-year decline, ABELCET product revenues have not achieved initial projections. During the six-month period ended December 31, 2005, revised sales and revenue projections were developed for all products, including ABELCET. The reduced ABELCET sales levels constituted an impairment indicator that necessitated performing fair value testing of the ABELCET-related intangibles. The Company concluded that these intangible assets were impaired and write-downs totaling $133.1 million were recorded in the Products segment.
    In connection with the changes in the Company's segments, and as part of its financial reporting process, goodwill was allocated to the Products and Contract Manufacturing segments and then tested for impairment. The result of this testing was that the goodwill was impaired and a write-off of approximately $138.9 million was recorded, net of related deferred tax adjustments.
    In addition to the impairments of intangibles and goodwill noted above, the Company's financial results for the three months ended December 31, 2005 reflect a reduction of Royalty segment revenues associated with the licensing of products that utilize its proprietary PEGylation technology. Royalties are a material component of total revenues and as the timeline for reporting of financial information shortens, the need for improved estimating procedures has been heightened. The Company has historically been able to reasonably estimate its royalty revenue under its license arrangements principally using historical trends. However, during recent periods, the Company has observed greater fluctuations in its royalty income estimates under these arrangements and believes that it can no longer reasonably estimate the royalty income that it has earned but which has not yet been communicated by the third party licensee to the Company.
    Enzon recognizes royalty revenue when it can reasonably be estimated and collection is reasonably assured, which, beginning with the quarter ended December 31, 2005, is when the Company receives notification from its third-party licensee of the royalties earned under the license agreement. This information is generally received from the licensees in the quarter subsequent to the period in which the sales occur. This change resulted in a reduction in royalty revenue for the quarter ended December 31, 2005. Royalty revenue that previously would have been recognized in the quarter ended December 31, 2005 will now be recognized upon notification from the third party licensee, which will be in the quarter ending March 31, 2006. In the calendar year ended December 31, 2005, the Company effectively recognized only three quarters' royalty revenue, whereas in calendar year 2006, it will recognize four quarters' royalty revenue. The change has no effect on the Company's cash flow.

    Adjusted Financial Results

    On an adjusted basis, the Company reported a net loss of $13.5 million or $(0.31) per diluted share for the three months ended December 31, 2005, versus an adjusted net income of $1.7 million or $0.04 on a diluted per share basis for the three months ended December 31, 2004. Enzon's adjusted financial results for the three-month period ended December 31, 2005 exclude the impact of the intangibles and goodwill impairment charges. For the three month period ended December 31, 2004, adjusted financial results exclude a non-operating loss related to an equity investment in NPS Pharmaceuticals Inc. (Nasdaq: NPSP) common stock and a financial instrument that the Company entered into to reduce its investment risk associated with the NPS investment, as these losses were outside of the Company's normal course of business. In August 2005, this financial instrument expired and the Company sold its remaining shares of NPS common stock.
    Not reflected in the adjustments of results for the three months ended December 31, 2005 is the effect of the change in timing of royalty revenue recognition discussed above.
    Enzon has reported adjusted financial results because the Company believes they are more representative of the underlying performance of its business and are relevant to gaining an understanding of the Company's trends and potential future performance. A table reconciling the Company's adjusted financial results to its financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP) for each of the three-month periods ended December 31, 2005 and 2004 is included later in this release.

    Revenues

    The following table reflects the revenues generated by product and segment for each of the three-month periods ended December 31, 2005 and 2004.



                                            Three Months Ended
                                              (in thousands)
                                     ---------------------------------
                                       12/31/05   12/31/04   % Change
                                     ---------------------------------
Products
--------
 ONCASPAR                                $7,216     $5,455         32
 DEPOCYT                                  2,125      1,648         29
 ABELCET                                  9,963     14,285        (30)
 ADAGEN                                   4,956      5,574        (11)
                                     ---------------------------------
Total Products                           24,260     26,962        (10)

Royalties                                 2,326     10,491        (78)
Contract Manufacturing                    3,066      5,463        (44)

                                     ---------------------------------
Total Revenue                           $29,652    $42,916        (31)
                                     =================================




    Products Segment

    Products segment sales, comprised of sales of ONCASPAR, DEPOCYT, ABELCET, and ADAGEN, decreased to $24.3 million for the three months ended December 31, 2005, from $27.0 million for the three months ended December 31, 2004. The decrease in product sales was mainly attributable to the decline in ABELCET sales due to competitive market pressures.
    ONCASPAR sales grew to $7.2 million or 32 percent for the three months ended December 31, 2005, as compared to $5.5 million for the three months ended December 31, 2004, due, in part, to increased use in protocols by hospitals and cooperative groups. ONCASPAR is a PEG-enhanced version of the enzyme L-asparaginase used in combination with other chemotherapeutics to treat acute lymphoblastic leukemia. The Company previously reported that the U.S. Food and Drug Administration approved a labeling change for ONCASPAR, which allows for administration via the intravenous (IV) route. IV administration provides clinicians with an important new option for pediatric cancer patients who require ONCASPAR in their treatment regimen.
    Sales of DEPOCYT, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, increased to $2.1 million or 29 percent for the three months ended December 31, 2005, as compared to $1.6 million for the three months ended December 31, 2004. The improvement is attributable to volume increases resulting from DEPOCYT's more convenient dosing schedule.
    Sales of ABELCET in the U.S. and Canada for the three months ended December 31, 2005 were $10.0 million, as compared to $14.3 million for the three months ended December 31, 2004. The decline from the prior year is due to competitive market conditions from other lipid amphotericin B products and other classes of antifungal products.
    Sales of ADAGEN, an enzyme replacement therapy used to treat a type of severe combined immunodeficiency disease, decreased to $5.0 million for the three months ended December 31, 2005, as compared to $5.6 million for the three months ended December 31, 2004.

    Royalties Segment

    The Company's Royalties segment primarily represents revenue received on a number of products that utilize its proprietary PEGylation technology, including Schering-Plough's PEG-INTRON. The significant decline in royalty revenues for the three months ended December 31, 2005, is the result of the Company's decision to recognize its royalties upon Enzon's receipt of notification from the licensees of amounts earned. The $2.3 million royalty revenue in the three months ended December 31, 2005 includes fees associated with the discontinuation of the research collaboration with Micromet AG. Royalty revenue for the three months ended December 31, 2004 was $10.5 million.

    Contract Manufacturing Segment

    The Company's revenues from Contract Manufacturing were $3.1 million for the three months ended December 31, 2005, as compared to $5.5 million in the corresponding prior year period. This includes contract manufacturing revenues related to services the Company provides for a number of customers who require injectable products, such as ABELCET for markets outside of Canada and the U.S. The decrease in revenue was due to European competitive market conditions for ABELCET and, to a lesser extent, the timing of sales of the injectable multivitamin, MVI.

    Research and Development

    The Company's research and development expenses remained relatively unchanged at $8.7 million for the three months ended December 31, 2005, as compared to $8.8 million for the three months ended December 31, 2004. The Company's research and development expenses for the three months ended December 31, 2005 include a charge of $2.5 million associated with the discontinuation of its research agreement with Micromet. Enzon is committed to investing in research and development as it advances its objective of delivering long-term value, including reinforcing its position as a scientific leader in next-generation PEGylation and rebuilding its development pipeline.
    As previously reported, the Company recently terminated two collaborations in order to redirect its investments to projects strategically aligned with its near and long-term business objectives, including its increased focus on oncology and therapeutic adjacencies. On November 28, 2005, the Company announced the termination of its agreement with Micromet AG to collaborate on identifying and developing antibody-based therapeutics for the treatment of inflammatory and autoimmune diseases. In addition, on January 6, 2006, the Company announced it was returning its rights to ATG-Fresenius S, a polyclonal antibody for the prevention of graft rejection in organ transplant patients, to Fresenius Biotech GmbH.

    Selling, General and Administrative

    Selling, general and administrative expenses increased to $16.9 million for the three months ended December 31, 2005, as compared to $13.7 million for the three months ended December 31, 2004. The increase is mainly due to increased general and administrative expenses associated with accounting and legal fees. These fees are attributable to the transition to a calendar year-end, Sarbanes-Oxley Act compliance initiatives, and protection of the Company's intellectual property estate. The Company will invest in new selling, marketing, and other initiatives to further its objective of delivering long-term value, including improving its top line performance by investing in its commercial operations.

    Net Other Expense

    Net other expense is comprised of investment income, interest expense, and other non-operating expenses. The Company reported $3.0 million in net other expense for the three months ended December 31, 2005, down approximately $1.5 million from the year-earlier period. The improvement resulted primarily from increased investment income.

    Income Taxes

    For the three months ended December 31, 2005, a non-cash net tax benefit of approximately $12.1 million was recognized for federal and state purposes, as compared to a net tax provision of $0.1 million for the three months ended December 31, 2004. The income tax benefit for the three months ended December 31, 2005 resulted from the deferred tax implications of the Company's write-off of goodwill.

    Cash and Investments

    Total cash reserves increased to $226.6 million as of December 31, 2005, as compared to $225.1 million as of June 30, 2005. Cash reserves include cash, cash equivalents, short-term investments, and marketable securities. Two items had a significant impact on cash in the six-month period ended December 31, 2005. The sale of the remaining 375,000 shares of NPS Pharmaceuticals, Inc. that Enzon received as part of the merger termination agreement resulted in cash proceeds of $7.5 million. Offsetting these proceeds was the $10.0 million up-front payment made in accordance with the license agreement announced in September 2005 with NatImmune A/S for the exclusive rights to rhMBL.

    Reconciliation of GAAP net (loss) to adjusted net (loss) earnings

    The following table reconciles the Company's net loss and net loss per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net (loss) income and net (loss) income per share for the three months ended December 31, 2005 and 2004:



                                       Three Months Ended
                            (in thousands, except per-share amounts)
                           -------------------------------------------
                                 12/31/05              12/31/04
                           --------------------- ---------------------
                                                               Net
                                                              (loss)
                                        Net loss               income
                                        per        Net         per
                              Net       diluted    (loss)      diluted
                              loss      share      income      share
                           --------------------- ---------------------
GAAP net loss              $(285,571)    $(6.56)      $(10)    $(0.00)
Adjustments to GAAP net
 loss:
 Write-down of goodwill
  and intangibles, net of
  tax                        272,024       6.25          -          -
 Loss related to the sale
  of NPS common stock, net
  of tax                           -                 1,718      $0.04
                           --------------------- ---------------------
Adjusted net (loss)
 income (1)                 $(13,547)    $(0.31)    $1,708      $0.04
                           ===================== =====================

(1) Adjusted net loss or income and adjusted net loss or income per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner.



    Conference Call and Webcast

    Enzon will be hosting a conference call today, February 28, 2006 at 10:00 a.m. E.S.T. All interested parties may access the call by using the following information:



     Domestic Dial-In Number:                 (800) 230-1085
     International Dial-In Number:            (612) 332-0107
     Access Code:                             817725



    Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a telephone rebroadcast will be available following the call from February 28, 2006, at approximately 3:15 p.m. E.S.T. This rebroadcast will end on March 7, 2006, at approximately 11:59 p.m. E.S.T. The rebroadcast may be accessed using the following information:


     Domestic Dial-In Number:                 (800) 475-6701
     International Dial-In Number:            (320) 365-3844
     Access Code                                817725



    About Enzon

    Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and adjacent diseases. Enzon's specialized sales force markets ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R) in the United States. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by OSI Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a next-generation PEGylation platform that utilizes customized linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

    There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risks described in Enzon's Form 10-K and Forms 10-Q on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of February 28, 2006 and the Company undertakes no duty to update this information.



             Enzon Pharmaceuticals, Inc. and Subsidiaries
                 Consolidated Statements of Operations
             Three Months ended December 31, 2005 and 2004
               (In thousands, except per share amounts)
                              (Unaudited)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
Revenues:
 Product sales, net                              $24,260      $26,962
 Royalties                                         2,326       10,491
 Contract manufacturing                            3,066        5,463
                                             ------------ ------------
  Total revenues                                  29,652       42,916
                                             ------------ ------------
Costs and expenses:
 Cost of product sales and contract
  manufacturing                                   11,252       12,381
 Research and development                          8,666        8,752
 Selling, general and administrative              16,920       13,773
 Amortization of acquired intangibles              3,347        3,394
 Impairment of goodwill and intangibles          284,101            -
                                             ------------ ------------
  Total costs and expenses                       324,286       38,300
                                             ------------ ------------
Operating (loss) income                         (294,634)       4,616
                                             ------------ ------------
Other income (expense):
 Investment income, net                            1,616          973
 Interest expense                                 (4,895)      (4,957)
 Other, net                                          283         (540)
                                             ------------ ------------
                                                  (2,996)      (4,524)
                                             ------------ ------------
(Loss) income before income tax (benefit)
 provision                                      (297,630)          92
Income tax (benefit) provision                   (12,059)         102
                                             ------------ ------------
Net loss                                       $(285,571)        $(10)
                                             ============ ============

Loss per common share - basic                     $(6.56)      $(0.00)
                                             ============ ============
Loss per common share - diluted                   $(6.56)      $(0.00)
                                             ============ ============
Weighted average shares - basic                   43,523       43,483
                                             ============ ============
Weighted average shares - diluted                 43,523       43,483
                                             ============ ============



             Enzon Pharmaceuticals, Inc. and Subsidiaries
                 Consolidated Statements of Operations
              Six Months ended December 31, 2005 and 2004
               (In thousands, except per share amounts)


                                                          December 31,
                                             December 31,     2004
                                                  2005     (Unaudited)
                                            ------------- ------------
Revenues:
 Product sales, net                              $49,436      $54,489
 Royalties                                        17,804       20,905
 Contract manufacturing                            6,459        7,976
                                             ------------ ------------
  Total revenues                                  73,699       83,370
                                             ------------ ------------
Costs and expenses:
 Cost of product sales and contract
  manufacturing                                   23,216       23,282
 Research and development                         13,985       18,726
 Selling, general and administrative              28,617       25,972
 Amortization of acquired intangible assets        6,695        6,752
 In-process research and development              10,000            -
 Write down of goodwill and intangibles          284,101            -
                                             ------------ ------------
  Total costs and expenses                       366,614       74,732
                                             ------------ ------------
   Operating income                             (292,915)       8,638
                                             ------------ ------------
Other income (expense):
 Investment income, net                            3,248        1,743
 Interest expense                                 (9,841)      (9,914)
 Other, net                                       (2,776)      (1,951)
                                             ------------ ------------
                                                  (9,369)     (10,122)
                                             ------------ ------------
Loss before income tax benefit                  (302,284)      (1,484)
Income tax benefit                               (10,947)        (535)
                                             ------------ ------------
Net loss                                       $(291,337)       $(949)
                                             ============ ============
Loss per common share - basic                     $(6.69)      $(0.02)
                                             ============ ============
Loss per common share - diluted                   $(6.69)      $(0.02)
                                             ============ ============
Weighted average shares - basic                   43,520       43,476
                                             ============ ============
Weighted average shares - diluted                 43,520       43,476
                                             ============ ============



             Enzon Pharmaceuticals, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                  December 31, 2005 and June 30, 2005
                            (In thousands)

                                             December 31,   June 30,
                                                 2005         2005
                                             ------------ ------------
Assets
Current assets:
 Cash and short-term investments                $164,518     $158,747
 Accounts receivable, net                         14,087       25,638
 Inventory                                        16,014       15,679
 Other current assets                             12,596       13,818
                                             ------------ ------------
  Total current assets                           207,215      213,882
                                             ------------ ------------
Property and equipment, net                       34,978       33,214
                                             ------------ ------------
Other assets:
 Marketable securities                            62,059       66,384
 Amortizable intangible assets, net               34,154      176,142
 Goodwill                                              -      150,985
 Other long-term assets                            2,939       10,254
                                             ------------ ------------
                                                  99,152      403,765
                                             ------------ ------------
  Total assets                                  $341,345     $650,861
                                             ============ ============

Liabilities and Stockholders' (Deficit)
 Equity
Current and other liabilities                    $31,315      $48,359
Notes payable                                    394,000      399,000
Stockholders' (deficit) equity                   (83,970)     203,502
                                             ------------ ------------
 Total liabilities and stockholders'
  (deficit) equity                              $341,345     $650,861
                                             ============ ============

Common shares outstanding                         43,787       43,781
                                             ============ ============


    CONTACT: Enzon Pharmaceuticals, Inc.
             Craig Tooman, 908-541-8759